Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

TD SYNNEX Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Debt Securities	457(r)

	Equity	Common Stock, par value $0.001 per share	457(r)

	Unallocated (Universal) Shelf		457(r)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

Total Offering Amounts

Total Fees Previously Paid

Total Fee Offsets

Net Fee Due

In reliance on and in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933 (the “Securities Act”), the Registrant is deferring payment of all of the registration fee. This registration statement registers an indeterminate aggregate initial offering price or number of securities of each identified class as may from time to time be offered at indeterminate prices. In addition, pursuant to Rule 416 of the Securities Act, the shares of common stock being offered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being offered hereunder as a result of stock splits, stock dividends or similar transactions.